Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

U.S.A.

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

U.S.A.

UBS Securities LLC

299 Park Avenue

New York, NY 10171

U.S.A.

VIA EDGAR AND FACSIMILE

October 3, 2014

Mara Ransom, Assistant Director

Robert Babula, Staff Accountant

Jennifer Thompson, Accounting Branch Chief

Dean Brazier, Staff Attorney

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	MOL Global, Inc.
Registration Statement on Form F-1 (Registration No.: 333-197401)

Ladies and Gentlemen:

We hereby join MOL Global, Inc. (the “Company”) in connection with its request for acceleration of the above-referenced Registration Statement, requesting effectiveness at 5:00 p.m., Eastern Daylight Time on October 8, 2014, or as soon thereafter as practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that we have effected the following distribution of the Company’s Preliminary Prospectus dated September 23, 2014, through the date hereof:

Preliminary Prospectus dated September 23, 2014:

1,704 copies to prospective underwriters, institutional investors, dealers and others.

The undersigned advise that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

DEUTSCHE BANK SECURITIES INC.

UBS SECURITIES LLC

As Representatives of the several Underwriters

By:	CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Craig Duffy
	Name:	Craig Duffy
	Title:	Managing Director

By:	DEUTSCHE BANK SECURITIES INC.

By:	/s/ John Reed
	Name:	John Reed
	Title:	Director

By:	/s/ Jason Eissenhauer
	Name:	Jason Eissenhauer
	Title:	Director

By:	UBS SECURITIES LLC

By:	/s/ Hannah Malter
	Name:	Hannah Malter
	Title:	Director

By:	/s/ Douglas Monaster
	Name:	Douglas Monaster
	Title:	Director